Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of  July 15, 2014 by and between BioSig Technologies, Inc., a Delaware corporation with its principal place of business at 12424 Wilshire Boulevard, Suite 745, Los Angeles, California 90025 (the “Company”), and Gregory Cash (“Executive”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ.  The Company desires to secure the services of Executive as its President and Chief Executive Officer (“CEO”).  The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.  The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement.  The Agreement’s stated term and the employment relationship created hereunder will begin on July 15, 2014 (the “Effective Date”) and will remain in effect until the third anniversary of the Effective Date, unless earlier terminated in accordance with Section 9.  The period during which Executive is employed under this Agreement will be referred to as the “Employment Period” and the effective date of the termination of Executive’s Employment will be referred to as the “Termination Date.”

3.           Surviving Agreement Provisions.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 11 shall survive, in accordance with the provisions of such Sections, any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities.  Subject to the Agreement’s terms, Executive agrees to serve the Company as its President and CEO, and as a member of the Company’s Board of Directors (the “Board”).  Executive shall have the duties and privileges customarily associated with an executive occupying such roles, and shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company.  Executive shall resign as a member of the Board if his employment terminates for any reason. For purposes of this Agreement only, unless the context requires otherwise, all references to the Board shall not include Executive. The Company shall provide Executive with such reasonable amenities (e.g., office, furnishings and staff) as are necessary for the performance of his duties hereunder.

(b)           Executive’s Employment Representations.  Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board, other than those board of directors or trustees on which Executive serves as of the date of this Agreement; and (ii) is required to devote sufficient working time to the Company (other than sick time and civic responsibilities, vacation, charitable or religious activities that do not interfere with the performance of Executive’s duties) in order to properly carry out Executive’s duties.  Notwithstanding the foregoing, Executive shall be permitted to serve out any contractual termination period required as a consultant to Toray Industries, Inc (“Toray”), after providing the required notice of such termination to Toray no later than the Effective Date hereof.   Executive further represents to the Company that Executive (x) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under the Agreement’s terms; (y) is under no contractual, legal, or fiduciary obligation or burden (other than Executive’s Consulting Agreement with Toray) that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings.

5.           Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary.  Executive shall receive a monthly salary of twenty two thousand nine hundred sixteen dollars and sixty-six cents (U.S. $22,916.66) (annualized, two hundred seventy-five thousand dollars (U.S. $275,000.00)) and prorated for any partial month, payable on the first day of each month less required withholdings (the “Base Salary”).  Notwithstanding the foregoing, the Base Salary shall automatically increase to a monthly salary of twenty seven thousand eighty-three dollars and thirty-three cents (U.S. $27,083.33) (annualized, three hundred twenty-five thousand dollars (U.S. $325,000.00)) upon the Company completing an equity or equity-linked financing or series of related equity or equity-linked financings on terms acceptable to the Board that result in gross proceeds to the Company of at least three million five hundred thousand dollars ($3,500,000) (a “Qualified Financing”).  In addition, upon the completion of a Qualified Financing, the Company shall make a one-time payment (the “Catch-Up Payment”) to Executive equal to the difference between that amount of Base Salary Executive would have been paid during the period from the Effective Date and ending on the date of such Qualified Financing had Executive’s annualized Base Salary been three hundred twenty-five thousand dollars (U.S. $325,000.00) less the amount of Base Salary actually earned by Executive during such period pursuant to the first sentence of this Section 5(a).  Notwithstanding the foregoing, in the event that a Qualified Financing is not completed by the date which is six (6) months after the Effective Date (the “Six Month Date”), Executive’s annual Base Salary shall nonetheless increase to $325,000 effective as of the Six Month Date and the Company shall pay the Catch-Up Payment within ten (10) days after the Six Month Date unless the Company reasonably and in good faith determines the failure to complete the Qualified Financing on or before the Six Month Date was within the reasonable control of the Executive.  Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.

(b)           Bonus Plans.  Executive shall be entitled to receive annual bonuses (“Performance Bonuses”) as provided in this Section 5(b).  For 2014, Executive shall be eligible to receive a Performance Bonus of up to 50% of the sum of his Base Salary (pro-rated based on actual days Executive is employed by the Company in 2014) and the Catch-Up Payment, based on the extent to which performance criteria for 2014 have been achieved.  The 2014 Performance Bonuses, if any, shall be payable on or before March 15, 2015.  The Board shall reasonably and in good faith establish the 2014 performance criteria, in consultation with Executive, within ninety (90) days of the Effective Date.  For each calendar year or portion thereof during the Employment Period after 2014, Executive shall be eligible to receive annual Performance Bonuses of up to 50% of his Base Salary based on the extent to which performance criteria for the year have been met which shall be paid on or before March 15 of the calendar year after the calendar year to which the Performance Bonus relates.  To be eligible to receive a Performance Bonus for a calendar year, Executive must remain employed through the end of the applicable calendar year except to the extent Executive is entitled to a prorated Performance Bonus under Section 10.   In the event the Employee is entitled under Section 10 to receive a prorated Performance Bonus for the calendar year in which his employment terminates, the amount thereof shall be prorated based upon the number of days during such calendar year that the Employee was employed by the Company.  All performance criteria shall be established reasonably and in good faith by the Board after consultation with Executive.  The evaluation of Executive’s performance, as measured by the applicable performance criteria and the awarding of bonuses, if any, shall be determined reasonably and in good faith by the Board.

(c)           One Time Bonus.  Upon completion of a Qualified Financing, Executive shall receive a one-time cash bonus of thirty thousand dollars ($30,000), less required withholdings.

(d)           Stock Options.  Executive shall be entitled to the following grants of incentive stock options to purchase shares of common stock of the Company (the “Common Stock”) pursuant to a Stock Option Agreement dated the Effective Date in the form attached hereto as Exhibit 5(d) at an exercise price of the fair market value of the Common Stock on the Effective Date, in the following amounts and vesting, subject to the terms and conditions of the BioSig Technologies, Inc. 2012 Equity Incentive Plan (the “2012 Plan”):

(i) A grant in the amount of 542,473 shares of Common Stock which shall become exercisable on a quarterly basis commencing on the Effective Date.

(ii) A grant in the amount of 180,824 shares of Common Stock which shall vest and become exercisable immediately upon the completion of a Qualified Financing.

(iii) A grant in the amount of 180,824 shares of Common Stock which shall vest and become exercisable immediately upon the listing of the Common Stock on a recognized U.S. national securities exchange (e.g., NYSE, MKT LLC, The Nasdaq Stock Market LLC or the New York Stock Exchange).

(iv) A grant in the amount of 180,824  shares of Common Stock which shall vest and become exercisable immediately upon the 501(k) clearance or any other type of clearance deemed necessary by the U.S. Food and Drug Administration of the Company’s PURE (Precise Uninterrupted Real-time evaluations of Electrograms) EP technology platform.

(v) A grant in the amount of 180,824 shares of Common Stock which shall vest and become exercisable immediately upon the Company achieving a market capitalization of at least one hundred and fifty million dollars ($150,000,000) and maintaining such market capitalization for at least ninety (90) consecutive calendar days.

(e)           Vacation.  During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s vacation policy.  Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

(f)           Reimbursement of Ordinary Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses incurred in connection with the performance of Executive’s duties and travel on behalf of the Company, provided that Executive furnishes the Company with itemized statements of such expenses, with receipts and other appropriate supporting documentation evidencing such expenses within thirty (30) days of incurrence and provided that Executive otherwise complies with the Company’s travel and expense reimbursement policies and procedures as may be in effect from time to time.

(g)           Other Benefits and Perquisites.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits.  The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time.  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.  Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information.  The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company.  For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)           Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the Employment Period and that relate to the Company’s Business (as defined below);

(ii)           All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s Business, trade secrets, products or services;

(iii)           Customer lists and prospect lists developed by the Company;

(iv)           Information regarding the Company’s customers that Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)           Information related to the Company’s Business, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)           Training materials developed by and utilized by the Company; and

(vii)           Any other information that Executive acquired as a result of his employment with the Company and which one would reasonably believe the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have such Information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, became known to the public through no act or omission of Executive in violation of this Agreement or any other person or entity with an obligation of confidentiality to the Company in violation of such obligation; or (iii) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, Executive shall advise the Company of such required disclosure in writing promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b)           Disclosure of Confidential Information.  Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (i) use such information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c)           Return of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – that Executive came into possession of or created as a result of his employment with the Company.  Executive acknowledges that such information, documents and materials are the exclusive property of the Company.  After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Ownership of Property and Rights.

(a) Exclusive Property.  Executive confirms that all Confidential Information is, will be, and shall remain the exclusive property of the Company.  All business records, papers and documents, however documented, kept or made by Executive and which relate to the Company’s Business, shall be and remain the sole property of the Company.  Without derogating from any of the provisions of this Agreement, Executive represents that any of the Work Product (as defined below) are the sole property of the Company and Executive has no rights to such Work Product or Confidential Information related thereto or embodied therein.

(b) Assignment of Inventions.

(i) For purposes of this Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, formula, techniques data, whether or not patentable, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, and all other intellectual property, including patents, trademarks, copyrights and trade secrets, that Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others that (a) relates in any manner to the previous, existing or significantly contemplated business, work, or investigations of the Company; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that Executive has done or may do for or on behalf of the Company; (c) has resulted or will result from or has arisen or will arise out of any materials or Confidential Information that may have been disclosed or otherwise made available to Executive as a result of duties assigned to Executive by the Company; or (d) has been or will be otherwise made through the significant use of the Company’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours.  Following the termination of Executive’s employment for any reason, Executive agrees to make full written disclosure to the Company of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the Employment Period.  Executive hereby assigns and shall be deemed to have assigned to the Company or its designee, all of Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the Employment Period. Executive further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by Executive (solely or jointly with others) within the scope of Executive’s employment with the Company that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act or under any comparable domestic or international law or regulations.  Executive understands and agrees that that all such “Works Made for Hire” are owned by the Company, its successors, assigns or nominees, and that Executive shall not be entitled to any compensation other than the Base Salary for creation or assignment of the same to the Company, its successors, assigns or nominees; it being acknowledged and agreed that the Base Salary and all other compensation and employment terms of Executive under this Agreement shall constitute the sole consideration and remuneration for any Work Product, including, without limitation, “Works Made for Hire”, regardless of the current or future value of the Work Product.  Executive waives any right to claim royalties or other consideration with respect to any Work Product.  Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Work Product.

(ii) Executive agrees to keep and maintain adequate and current electronic records of all Work Product made by Executive (solely or jointly with others) during the Employment Period.  The records will be available to and remain the sole property of the Company during the Employment Period and at all times thereafter.

(iii) Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product.  Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

8.           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust; (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive; (iii) the compensation and other benefits provided by the Company to Executive; and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants:

(a)           Non-Solicitation.  Executive agrees that, during the Employment Period and thereafter during the Restricted Period (defined below), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i)           Solicit business from, interfere with, attempt to solicit business with, or do business with any customer, referral source and/or sponsor of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information.  This restriction in this Section 8(a)(i) only prohibits soliciting, attempting to solicit or transacting business for any person or entity, other than the Company, engaged in the Company’s Business or any affiliate thereof; or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months.

(b)           Non-Disparagement.  Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

For purposes of this Agreement:

“Restricted Period” means a period of eighteen (18) months immediately following the date of Executive’s termination from employment for any reason.

“Company’s Business” means the business of developing, manufacturing and/or marketing biomedical products that minimize noise and artifacts from cardiac recordings during electrophysiology (“EP”) studies and ablation; any other business the Company engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information; or any business contemplated by the Company during Executive’s employment and in which contemplations or business assessment Executive participated or about which contemplated business Executive had knowledge of Confidential Information.

(c)           Tolling.  If Executive violates any of the restrictions contained in this Section 8 (other than subsection (b) of this Section 8), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation.

(d)           Remedies.  Executive acknowledges that the restrictions contained in Sections 6, 7 and 8 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6, 7 and 8 of this Agreement would result in irreparable injury to the Company.  In the event of a breach or threatened breach by Executive of Sections 6, 7 or 8 of this Agreement, the Company shall be entitled (i) to seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach; and (ii) if the Company is the prevailing party, to recover reasonable attorneys’ fees, expenses and costs the Company incurs in such action.  Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 8 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action.  Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce any term in Section 6, 7 or 8, then Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 6, 7 or 8 of this Agreement.  If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6, 7 and 8 of this Agreement.  Further, before accepting any employment or other position with any person or entity during the Restricted Period, Executive agrees to give prior written notice to the Company of the name and address of such person or entity.  The Company shall be entitled to advise such person or entity of the provisions of Sections 6, 7 and 8 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6, 7 and 8 are enforced.

(e)           Reformation.  The courts shall be entitled to modify the duration and scope of any restriction contained in this Section 8 to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

9.           Termination of Agreement.  The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive.  For this purpose, “Permanent Disability” shall mean the inability of Executive to perform his essential duties and responsibilities under this Agreement with or without reasonable accommodation for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months as a result of a physical or mental illness, disease or personal injury he has incurred.

(b)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)           Executive being charged with, or convicted of, a crime or Executive’s commission of any unlawful acts (including, but not limited to, misrepresentation, theft, misappropriation, fraud, harassment, discrimination or retaliation) that may cause harm to the reputation or business of the Company, as determined in the Board’s reasonable discretion;

(ii)            Executive’s material breach of this Agreement or any other agreement with the Company;

(iii)           Executive’s refusal to perform, or intentional disregard of, in any material respect, Executive’s duties and responsibilities;

(iv)           Executive’s refusal to abide by or comply with the lawful directives of the Board;

(v)           Executive’s dishonesty, fraud, or willful gross misconduct with respect to the business or affairs of the Company;

(vi)           Executive’s intentional damage to any property of the Company of substantial value; or

(vii)           Conduct by Executive which demonstrates gross unfitness to serve;

provided, however, that “Cause” shall not include: (x) any act or omission which is taken at the direction of the Board; or (y) any refusal to take any action that, in Executive’s good faith judgment would be unlawful.

In each such event listed in clauses (ii), (iii), (iv) and (vii) above, if the circumstances are curable as determined in the Board’s reasonable and good faith judgment, the Company shall give Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by Executive within thirty (30) days after such notice.  Subject to Executive’s right to dispute such determination by appropriate legal action, in all cases the Board shall reasonably and in good faith determine whether Cause exists and whether, in circumstances in which Executive is provided an opportunity to cure an action or omission, such action or omission has been cured.

(c)           Termination by Executive for Good Reason.  Executive may immediately terminate his employment hereunder for Good Reason at any time by notice given to the Company.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following:

(i)           a material diminution by the Board without Executive’s consent in Executive’s duties or responsibilities as President and Chief Executive Officer of the Company; or

(ii)           the material breach of this Agreement by the Company;

provided, however, that an insubstantial or inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of written notice thereof from Executive shall not constitute Good Reason.  Executive agrees to provide the Company with such written notice describing in reasonable detail the facts and circumstances that are alleged to otherwise constitute Good Reason promptly following Executive’s reasonable good faith determination that Good Reason exists.  In the event Good Reason exists, Executive may terminate his employment with the Company if the Company does not cure such circumstances within 30 (thirty) days after the date Executive gives such written notice to the Company.

(d)           Termination by the Company Without Cause.  The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition.

(e)           Termination by Executive for any Reason.  Executive may terminate this Agreement and his employment for any reason at any time upon thirty (30) days written notice to the Company.

(f)           Separation from Service.  For purposes of this Agreement, including, without limitation, Sections 9 and 10, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

10.           Compensation Upon Termination.  Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)           Termination by the Company for Cause or as a Result of the Resignation of Executive.  In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation without Good Reason, the Company shall pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)           any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof) for services rendered to the Termination Date;

(ii)           any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(f) hereof;

(iii)           payment for any accrued and unpaid vacation or similar pay to which he is entitled under Company policies; and

(iv)           any medical, dental, life insurance or similar “welfare” benefits to which Executive may be entitled upon termination pursuant to the plans, policies, and arrangements referred to in Section 5(g) hereof, which shall be paid in accordance with the terms of such plans, policies and arrangements.

The amounts described in Sections 10(a)(i)-(iv) shall be referred to herein as the “Accrued Obligations.”

(b)           Termination by Reason of Death or Permanent Disability of Executive.  In the event that Executive’s employment is terminated by reason of Executive’s death or Permanent Disability, the Company shall pay to Executive (or his estate or other legal representative, as the case may be):

(i)           the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days after the Termination Date);

(ii)           any earned but unpaid bonus under Section 5(b) relating to the calendar year prior to the calendar year in which the Termination Date occurs (a “Prior Year Bonus”), such amount to be paid no later than March 15 following the Termination Date;

(iii)           any earned but unpaid prorated bonus under Section 5(b) relating to the calendar year in which the Termination Date occurs (a “Current Year Bonus”), such amount to be paid no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs; and

(iv)           any earned but unpaid bonus under Section 5(c).

(c)           Termination by the Company Without Cause or by Executive for Good Reason.  In the event that Executive’s employment is terminated by Executive for Good Reason pursuant to Section 9(c) or by the Company without Cause pursuant to Section 9(d), the Company shall pay or provide to Executive at its expense the following:

(i)           the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days after the Termination Date);

(ii)           any earned but unpaid Prior Year Bonus, such amount to be paid no later than March 15 following the Termination Date;

(iii)           any earned but unpaid Current Year Bonus, such amount to be paid no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs;

(iv)           any earned but unpaid bonus under Section 5(c); and

(v)           subject to compliance with his obligations under Sections 6, 7 and 8 and the execution and timely return by Executive of a Release of Claims (as defined below) and subject to the provisions of Section 11 below:

(1)           Severance pay in an amount equal to Executive’s Base Salary for twelve (12) months payable in equal monthly installments with the first installment commencing on the 10th day following the termination of Executive’s employment; provided, however, if Executive is retained or re-employed during such twelve (12) month period the severance pay shall thereafter equal the difference between Executive’s Base Salary and the amount of base salary or base compensation paid to Executive by virtue of such retention or re-employment during the balance of such twelve (12) month period; and

(2)           Commencing on the Termination Date and for the twelve (12) month period thereafter, or until Executive becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which the Executive is entitled prior to the Termination Date under any such benefit plans or arrangements maintained by the Company in which the Executive participated, which benefits shall be determined and paid in accordance with this Agreement and plans or arrangements and shall be provided pursuant to COBRA with the relative costs therefor being paid by the Company and Executive in the same proportion as existed while Executive was an active employee of the Company:

(3)           In the event Executive fails to comply with his obligations under Sections 6, 7 and 8 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 10(c)(v).

(4)           The Release of Claims required under this Section 10(c)(v), shall be in a form reasonably required by the Company but shall exclude therefrom the following claims that Executive may have: (i) any claims for indemnification which may be available to Executive under Section 11(l), (ii) any claims under policies of insurance maintained by the Company, (iii) any claims under employee benefit plans of the Company; and (iv) any claims relating to future obligations of the Company under the Employment Agreement, including, without limitation, the obligations of the Company under this Section 10(c) thereof.

(d)           Termination Upon Expiration of Term.  In the event that Executive’s employment is terminated as a result of the expiration of the term of the Agreement without any renewal or extension thereof, the Company shall pay or provide to Executive at its expense the following:

(i)           the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days after the Termination Date);

(ii)           any earned but unpaid Prior Year Bonus;

(iii)           any earned but unpaid Current Year Bonus, such amount to be paid no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs; and

(iv)           any earned but unpaid bonus under Section 5(c).

(e)           No Mitigation.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under this Section 10, nor shall the amount of any payment under this Section 10 be reduced by any compensation earned as a result of Executive’s employment by another employer except as set forth herein.

11.           Other Provisions.

(a)           Remedies; Legal Fees.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  In the event that either party pursues any legal action against the other party resulting from a breach of this Agreement, the prevailing party shall be entitled to it or his attorneys’ fees.

(b)           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, neither party may assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the other party.  Any attempted assignment in violation of this Section 11(b) shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

(c)           Severability and Reformation.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 11(c).

(d)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by e-mail on a business day before noon, Central Time; the next business day, if otherwise transmitted by e-mail; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

Gregory Cash
5601 Bimini Drive
Minnetonka, Minnesota 55343
e-mail: gregorydcash@gmail.com

With a Copy to:

Gregory D. Pusch
Lapp, Libra, Thomson, Stoebner & Pusch, Chartered
120 South Sixth Street, Suite 2500
Minneapolis, MN 55402
e-mail: gpusch@lapplibra.com

If to the Company:

BioSig Technologies, Inc.
Attention:  Ken Londoner
    Executive Chairman
12424 Wilshire Boulevard, Suite 745
Los Angeles, CA 90025
klondoner@biosigtech.com

(e)          Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be reasonably necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(f)           Publicity and Advertising.  Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g)          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h)          Venue.  Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware. Executive consents to personal jurisdiction of the United States District Court for District of Delaware, or a state district court of competent jurisdiction in New Castle County, Delaware for any dispute relating to or arising out of this Agreement or Executive’s employment, and Executive agrees that Executive shall not challenge personal or subject matter jurisdiction in such courts.

(i)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j)           Entire Agreement, Amendment, Binding Effect.  This Agreement, including the documents and agreements referred to herein, constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he does not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Executive and the Company have relied on their own judgment in entering into this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k)           Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l)           Indemnification.  The Company will indemnify and hold Executive harmless against any liability, damage, cost or expense as and when incurred in connection with the defense of any action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any affiliate of the Company to the fullest extent permitted or required by the Company’s certificate of incorporation or bylaws and applicable laws as in effect on the date hereof and notwithstanding any subsequent amendment thereof that would otherwise reduce, eliminate or adversely affect the Executive’s rights to indemnification.

(m)           Expenses.  All costs and expenses (including attorneys’ fees) incurred by the Company in connection with the negotiation and preparation of this Agreement shall be paid by the Company.  If this Agreement is executed and delivered by both parties, the Company agrees to pay, upon presentation of reasonable documentation in connection therewith, all costs and expenses incurred by Executive in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel in an amount not to exceed six thousand dollars ($6,000).

12.           Section 409A of the Code.

(a)           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 12 shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b)           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

BIOSIG TECHNOLOGIES, INC.

By:           /s/ Kenneth L. Londoner
Name:      Kenneth L. Londoner
Title:        Executive Chairman

EXECUTIVE:

/s/ Gregory Cash
Gregory Cash